Exhibit 10.21

PERSONAL AND CONFIDENTIAL

November 11, 2008

Mr. Rick Dow

414 East Hickory Street

Hinsdale, IL 60521

Dear Rick:

This letter will confirm your acceptance of certain amendments to your employment terms as set forth in your letter agreement with Midas, Inc. (the “Company”), dated June 13, 2003. Unless otherwise modified or addressed herein, the terms of your original letter offer continue to apply.

In the event of any involuntary termination of your employment (excluding engagement in gross conduct injurious to the Company), you will be provided with (i) a lump sum payment equal to twelve (12) months of base salary (excluding automobile allowance) (the “Continuing Cash Payments”), and (ii) reimbursement for COBRA coverage (medical and dental) for a twelve (12) month period immediately following termination (the “Continuing Benefits Payment”).

You hereby acknowledge that in the event of a termination following a change of control of the nature described in Section 4(b) of your Change in Control Agreement which entitles you to payments and benefits under your Change in Control Agreement, the following shall apply:

(a) the amounts of any cash payments due under Section 4(b)(i) of your Change in Control Agreement shall be reduced by the Continuing Cash Payments (which, for the avoidance of doubt, shall be paid upon the schedule provided in this letter agreement), and

(b) you shall not be entitled to the Continuing Benefits Payment, but shall instead receive the benefits described in your Change in Control Agreement.

If your are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(a) With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of your “separation from service”, and (B) the date of your death (the

Rick Dow

“Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(b) To the extent any benefits provided during the first six months after your termination are considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, you shall pay the cost of such benefits during the first six months following termination and shall be reimbursed, to the extent such costs would otherwise have been paid by the Company or to the extent such benefits would otherwise have been provided by the Company at no cost to you, the cost of such coverage six months after your termination.

The intent of the parties is that payments and benefits under this letter agreement, as amended, comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this letter agreement shall be interpreted to be in compliance therewith, however, in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or any other damages for failing to comply with Code Section 409A.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

Sincerely,

/s/ Alan D. Feldman
Alan D. Feldman, Chairman and CEO

I understand and agree to the above terms:

/s/ Rick Dow
Rick Dow